Exhibit 99.1

Contact: Contact Kenn Entringer at Casey Communications, Inc., (314) 721-2828.

kentringer@caseycomm.com

April 20, 2015

Cass Information Systems, Inc. Reports 1st Quarter 2015 Earnings

ST. LOUIS – Cass Information Systems, Inc. (NASDAQ: CASS), the nation’s leading provider of transportation, energy, telecom and environmental invoice payment and information services, reported first quarter 2015 earnings of $.48 per diluted share, a 4.0% decline from the $.50 per diluted share it earned in the first quarter of 2014. Net income for the period was $5.5 million, compared to $5.8 million in 2014.

2015 1st Quarter Recap

	March 31, 2015	March 31, 2014	% Change
Transportation Dollar Volume	$6.1 billion	$5.9 billion	2.8%
Facility Expense Dollar Volume*	$3.0 billion	$3.3 billion	(8.9)%
Revenues	$29.8 million	$28.7 million	3.7%
Net Income	$5.5 million	$5.8 million	(4.7)%
Diluted Earnings per Share	$.48	$.50	(4.0)%

*	Includes Energy, Telecom and Environmental

Cass posted modestly lower first quarter earnings despite a 5.5% gain in payment and processing fee revenue as the company continued to add new business. Total transportation volume increased despite softening activity from existing accounts. Facility expense dollar volume declined as on-going competitor consolidation in the energy sector continued to impact client retention.

Several factors, namely a significant increase in retirement plan expense related to the use of new mortality tables and a decline in the discount rate, annual merit salary increases and increased headcount to support growth in its telecom and environmental expense groups, led to a $1.3 million or 6.1% increase in operating expenses.

“A highlight this quarter was our transportation invoice processing operation which produced a solid result despite the tepid performance of the U.S. economy,” said Eric H. Brunngraber, Cass president and chief executive officer. “While it was a soft quarter for us as sluggish overall economic activity and an unfavorable interest rate environment continued to linger and impede earnings, we feel good about our standing in the various markets we serve. We will continue efforts to build on our strengths to enable Cass to fully participate as the world economy improves.”

About Cass Information Systems

Cass Information Systems is the leading provider of transportation, energy, telecom and environmental invoice payment and information services. The company, which has been involved in the payables services and information support business since 1956, disburses over $38 billion annually on behalf of customers from locations in St. Louis, Mo., Columbus, Ohio, Boston, Mass., Greenville, S.C., Wellington, Kansas and Jacksonville, Fla. The support of Cass Commercial Bank, founded in 1906, makes Cass Information Systems unique in the industry. Cass is part of the Russell 2000® Index.

Note to Investors

Certain matters set forth in this news release may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. For a discussion of certain factors that may cause such forward-looking statements to differ materially from the company’s actual results, see the company’s reports filed from time to time with the Securities and Exchange Commission including the company’s annual report on Form 10-K for the year ended December 31, 2014.

Selected Consolidated Financial Data

The following table presents selected unaudited consolidated financial data (in thousands, except per share data) for the periods ended March 31, 2015 and 2014:

	Quarter Ended March 31, 2015	Quarter Ended March 31, 2014
Transportation Invoice Volume	8,125	7,759
Transportation Dollar Volume	$6,056,711	$5,892,571
Facility Expense Transaction Volume	5,041	5,095
Facility Expense Dollar Volume	$2,983,190	$3,274,553
Payment and Processing Fees	$19,418	$18,397
Net Investment Income	8,961	9,147
Gains on Sales of Securities	949	—
Other	465	1,178

Total Revenues	$29,793	$28,722

Salaries and Benefits	$17,326	$16,187
Occupancy	837	806
Equipment	1,071	1,026
Other	3,074	3,006

Total Operating Expenses	$22,308	$21,025

Income from Operations before Income Tax Expense	$7,485	$7,697
Income Tax Expense	1,946	1,886

Net Income	$5,539	$5,811

Basic Earnings per Share	$.48	$.51

Diluted Earnings per Share	$.48	$.50

Average Earning Assets	$1,262,085	$1,235,622
Net Interest Margin	3.31%	3.42%
Allowance for Loan Losses to Loans	1.74%	1.78%
Non-performing Loans to Total Loans	.48%	.24%
Net Loan (Recoveries) / Charge-offs to Loans	—	(.02%)
Provision for Loan Losses	$—	$—